Exhibit d.16

FORM OF EXPENSE CAP/REIMBURSEMENT AGREEMENT

This Expense Cap/Reimbursement Agreement between New York Life Investment Management LLC (“NYLIM”) and ICAP Funds, Inc. on behalf of the MainStay ICAP Equity Fund, the MainStay ICAP Select Equity Fund and the MainStay ICAP International Fund (each, a “Fund”) is entered into as of August 25, 2006.

NOW, THEREFORE, the parties agree as follows:

Pursuant to this Agreement, the Expense Cap/Reimbursement Agreement shall be in effect through August 25, 2008 unless further extended by the mutual agreement of the parties.  Accordingly, NYLIM agrees to reduce its compensation as provided for in the Management Agreement between NYLIM and the ICAP Funds, Inc., and/or assume expenses for each Fund to the extent necessary to ensure that the total operating expenses of each Fund do not exceed 0.80% of the Fund’s average net assets on an annual basis.

All other provisions of the Expense Cap/Reimbursement Agreement shall remain in full force and effect.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:

ICAP FUNDS, INC.

By: